Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Lung Bioengineering Inc., a Delaware corporation
Lung Biotechnology PBC, a Delaware public benefit corporation
Revivicor, Inc., a Delaware corporation
SteadyMed Ltd., an Israeli company
SteadyMed Therapeutics, Inc., a Delaware corporation
United Therapeutics Europe, Ltd., a company incorporated under the laws of England and Wales
Unither Biotech Inc., a Canadian company
Unither Bioelectronics, Inc., a Canadian company
Unither Pharma, LLC, a Delaware limited liability company
Unither Pharmaceuticals, LLC, a Delaware limited liability company
Unither Telmed, Ltd., a Delaware corporation
Unither Therapeutik GmbH, a German company
Unither.com, Inc., a Delaware corporation
UTASIA Inc., a Delaware corporation
1109 Spring Managing Holdings, LLC, a Delaware limited liability company
1109 Spring Managing Member, LLC, a Delaware limited liability company
1111 Spring Holdings, LLC, a Delaware limited liability company